Exhibit 99.1
Exterran Holdings Announces Addition to Board of Directors
HOUSTON, June 1, 2009 — Exterran Holdings, Inc. (NYSE: EXH) today announced that Mark A. McCollum has been appointed to its board of directors, effective May 28, 2009.
Mr. McCollum serves as Executive Vice President and Chief Financial Officer of Halliburton Company. Previously at Halliburton, Mr. McCollum served as Senior Vice President and Chief Accounting Officer.
Mr. McCollum served on the board of directors of the managing general partner of Exterran Partners, L.P. (NASDAQ: EXLP) from 2006 until his resignation effective May 28, 2009.
“We are pleased that Mark has joined our board of directors,” said Gordon T. Hall, Chairman of the Board. “His impressive financial experience in the global energy service industry will be a valuable addition to the Exterran Holdings board.”
About Exterran Holdings
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Exterran is headquartered in Houston, Texas, and has over 10,000 employees and operations in over 30 countries. Exterran Holdings indirectly owns a majority interest in Exterran Partners. For more information, visit www.exterran.com.
Exterran Contact Information:

Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Holdings, Inc.